FORM 4


Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
OMB APPROVAL
OMB Number: 3235-0287
Expires: December 31, 2001
Estimated average burden
hours per response. . . . 0.5


1.
Name and Address of Reporting Person*

   Gendron    Thomas    A.

2.
Issuer Name and Tickler or Trading Symbol
Woodward Governor Company      WGOV
6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

___
Director
___
10% Owner

_X_
Officer (give title below)
___
Other (specify below)

Vice President

(Last)     (First)     (Middle)

5001 North Second Street, PO Box 7001
3.
I.R.S. Identification
Number of Reporting
Person, if an entity
(voluntary)

4.
Statement for Month/Year
     November 2000

(Street)

Rockford, IL   61125-7001

5.
If Amendment, Date of Original
(Month/Year)

7.
Individual or Joint/Group Filing (Check Applicable Line)

_X_
Form filed by One Reporting Person

___
Form filed by More than One Reporting Person

(City)     (State)     (Zip)
Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.
Title of Security
(Instr. 3)

2.
Transaction Date


(Month/Day/Year)

3.
Transaction Code
(Instr. 8)

4.
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.
Amount of Securities
Beneficially Owned at End
of Month

(Instr. 3 and 4)

6.
Ownership
Form: Direct
(D) or
Indirect (I)
(Instr. 4)

7.
Nature of
Indirect
Beneficial
Ownership


(Instr. 4)



Code
V
Amount
(A) or (D)
Price



Woodward Governor Company Common Stock







200
D

Woodward Governor Company Common Stock







1,222.929
I
Stock Plan




































Table II   Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
1.
Title of
Derivative
Security
(Instr.3)

2.
Conversion
or Exercise
Price of
Derivative
Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction
Code
(Instr. 8)

5.
Number of Derivative
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

6.
Date Exerciseable and
Expiration Date
(Month/Day/Year)

7.
Title and Amount
of Underlying
Securities
(Instr. 3 and 4)

8.
Price of
Derivative
Security
(Instr. 5)

9.
Number of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

10.
Ownership
Form of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

11.
Nature of
Indirect
Beneficial
Ownership
(Instr. 4)




Code
V
(A)
(D)
Date
Exercisable
Expiration
Date
Title
Amount or
Number
of Shares




Nonqualified
Stock Option
(right to buy)
$16.625
01/10/1996




11/18/1996
01/17/2006
Common
Stock
2,880(a)

2,880
D

Nonqualified
Stock Option
(right to buy)
$23.50
11/18/1996




11/18/1996
11/17/2006
Common
Stock
8,000(a)

10,880
D

Nonqualified
Stock Option
(right to buy)
$32.25
11/17/1997




11/17/1997
11/16/2007
Common
Stock
7,954(a)

18,834
D

Nonqualified
Stock Option
(right to buy)
$32.00
01/14/1998




01/14/1998
01/13/2008
Common
Stock
2,990(a)

21,824
D

Nonqualified
Stock Option
(right to buy)
$22.00
11/16/1998




11/16/1998
11/15/2008
Common
Stock
9,000(a)

30,824
D

Nonqualified
Stock Option
(right to buy)
$24.75
11/16/1999




11/15/2000(b)
11/15/2009
Common
Stock
8,000(a)

38,824
D

Nonqualified
Stock Option
(right to buy)
$41.813
11/21/2000


13,000

11/20/2001(b)
11/20/2010
Common
Stock
13,000(a)

51,824
D

















Explanation of Responses:
(a) Grant to reporting person of option to buy shares of common stock under the Woodward Governor
Company 1996 Long-Term Incentive Compensation Plan is an exempt transaction under Rule 16b-3.
(b) Shares become exercisable at the rate of 25% per year beginning one year from date of grant.




______Thomas A. Gendron___
**Signature of Reporting Person
____December 8, 2000_____
Date

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.
*
If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**
Intentional misstatements or omissions of facts constitute
Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed.
If space is insufficient,
see Instruction 6 for procedure